Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

GOODRICH PETROLEUM CORPORATION
(a Delaware corporation)

The name of the corporation is currently Goodrich Petroleum Corporation (f/k/a Paloma VI Merger Sub, Inc.) (the “Corporation”). The incorporation date of the Corporation is November 2, 2021. Pursuant to §245 of the Delaware General Corporation Law, the Corporation seeks to integrate and restate, but not amend the Certificate of Incorporation.

Article I
NAME

The name of the corporation is Goodrich Petroleum Corporation.

Article II
AGENT

The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 108 Lakeland Ave., Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

Article V
DIRECTORS

Section 5.1        Number. Except as otherwise provided for or fixed pursuant to the provisions of this Restated Certificate of Incorporation, the Board of Directors of the Corporation shall consist of one member.

Section 5.2        Appointment of Director. The following person shall be designated the initial Director of the Board: Christopher N. O’Sullivan.

Section 5.3        Address of Director. The address of the director shall be: 1100 Louisiana Street, Suite 5100, Houston, Texas 77002.

Section 5.4        Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VI
EXISTENCE

The Corporation shall have perpetual existence.

Article VII
AMENDMENT

Section 7.1        Amendment of Restated Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2        Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

Article VIII
LIABILITY OF DIRECTORS

Section 8.1        No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 8.2        Amendment or Repeal. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Article IX

Section 9.1        Incorporator. The name and mailing address of the incorporator is as follows:

Terrence Ogren

Vinson & Elkins, LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

[The remainder of this page has been left intentionally blank.]

2

IN WITNESS WHEREOF, the undersigned hereby acknowledges that the foregoing Restated Certificate of Incorporation is his act and deed and that the facts stated herein are true.

Dated: December 23, 2021

GOODRICH PETROLEUM CORPORATION
a Delaware corporation

By:	/s/ Christopher N. O’Sullivan
Name:	Christopher N. O'Sullivan
Title:	Chief Executive Officer

Signature Page to

Restated Certificate of Incorporation

of Goodrich Petroleum Corporation

3